NEWS RELEASE

Contacts: Billy F. Mitcham, Jr., President & CEO

Mitcham Industries, Inc.
936-291-2277

Jack Lascar / Karen Roan
Dennard Rupp Gray & Easterly (DRG&E)
713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS
STRONG FISCAL 2008 THIRD QUARTER RESULTS

•	Revenues up 35% versus a year ago

•	Income before income taxes up 58% versus a year ago

•	Fiscal 2008 revenue and operating income guidance raised

HUNTSVILLE, TX – DECEMBER 3, 2007 – Mitcham Industries, Inc. (NASDAQ: MIND) (the “Company”) today announced financial results for its fiscal 2008 third quarter ended October 31, 2007.

The Company reported total revenues of $17.2 million compared to $12.7 million in the third quarter of fiscal 2007. Income before income taxes increased to $4.0 million from $2.5 million during the fiscal third quarter of 2007. Net income for the third quarter of fiscal 2008 was $2.4 million, or $0.24 per diluted share, compared to net income of $3.9 million, or $0.38 per diluted share, for the third quarter of fiscal 2007. Net income during the fiscal third quarter of 2007 included the realization of deferred tax assets which resulted in a $1.3 million benefit to income taxes. This compares to income tax expense of $1.6 million during the fiscal third quarter of 2008.

Bill Mitcham, the Company’s President and CEO, stated, “We had an outstanding third quarter with sustained strong demand in our core equipment leasing business. As an indication of customer demand, several of our leasing contracts that had reached their terms during the quarter were extended for additional periods. The equipment we added to our lease pool, principally during the first quarter of this fiscal year and in the fourth quarter of last fiscal year, contributed significantly to our third quarter results. Our Seamap segment also saw outstanding revenue growth and margin improvement as our manufactured products continue to gain traction in the marine seismic market.

“Due to the continued growth in demand for our leased equipment, we recently added approximately 5,750 Sercel land channels and additional Sercel Seal marine streamer sections to our lease pool. We also expect to take delivery of another 6,500 land channels before year end. This will bring our total additions to the lease pool during fiscal 2008 to approximately $20 million. We expect these investments in new lease pool equipment to contribute substantially to our future results, beginning in the first quarter of fiscal 2009.”

THIRD QUARTER FISCAL 2008 RESULTS

Total revenues for the third quarter rose 35 percent to $17.2 million from the same period a year ago. Revenues from the Company’s core equipment leasing business, excluding equipment sales, increased 36 percent to $8.4 million from $6.2 million in the same period last year due to continued rising demand for seismic equipment, growth in new geographic markets and continued expansion of the Company’s lease pool including equipment for marine applications. The large amount of equipment added to the Company’s lease pool during the fourth quarter of fiscal 2007 and in the first quarter of fiscal 2008 contributed significantly to growth in leasing revenues in the third quarter.

Seamap equipment sales for the third quarter rose almost 100% to $5.1 million from $2.6 million in the comparable period a year ago primarily driven by strong demand for the GunLink, BuoyLink and weight collar product lines, as well as ancillary equipment.

Sales of new seismic equipment and hydrographic and oceanographic equipment for the third quarter were $2.0 million compared to $3.1 million in the third quarter of fiscal 2007. Sales of lease pool equipment were $1.7 million compared to $0.8 million in the same period a year ago.

Gross profit in the third quarter was $9.3 million, or 54 percent of revenues, compared to $5.9 million, or 46 percent of revenues, in the third quarter a year ago as a result of the increase in leasing revenues and improved Seamap margins.

General and administrative (G&A) expenses for the third quarter were $5.0 million compared to $3.3 million in the same period a year ago. As a percentage of revenues, G&A expenses rose to 29 percent in the third quarter of fiscal 2008 from 26 percent in the third quarter of fiscal 2007.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter increased 50 percent to $6.8 million, or 39 percent of revenues, compared to $4.5 million, or 36 percent of revenues, in the same period a year ago. EBITDA, which is not a measure determined in accordance with generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income in Note A under the accompanying financial tables.

YEAR-TO-DATE FISCAL 2008

For the first nine months of fiscal 2008, the Company’s net income was $8.1 million, or $0.79 per diluted share, compared to $8.6 million, or $0.84 per diluted share, in the same period in fiscal 2007.

Total revenues for the first nine months of fiscal 2008 increased 47 percent to $55.6 million compared to $37.8 million in the same period last year. Income before income taxes for the first nine months increased 69 percent to $12.5 million, or 22 percent of revenues, from $7.4 million, or 19 percent of revenues, in the first nine months of fiscal 2007. The Company incurred income tax expense of $4.4 million in the first nine months of fiscal 2008 compared to an income tax benefit of $1.2 million in the comparable period a year ago due to the realization of deferred tax assets. Year-to-date EBITDA increased 57 percent to $20.7 million in fiscal 2008, or 37 percent of revenues, compared to $13.2 million, or 35 percent of revenues, during the same period in fiscal 2007.

OUTLOOK

Robert Capps, Executive Vice President and Chief Financial Officer, commented, “Given our strong third quarter results and our expectations for the fourth quarter, we are raising our revenue guidance range for fiscal 2008 to $65 to $70 million from $60 to $65 million; our operating income range to $15.0 to $16.0 million from $13.5 to $14.5 million; and maintaining an effective tax rate estimate of approximately 34 percent.

CONFERENCE CALL

The Company has scheduled a conference call for Tuesday, December 4, 2007, at 11:00 a.m. Eastern time, to discuss fiscal 2008 third quarter results. To access the call, please dial (303) 262-2140 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through December 11, 2007 and may be accessed by calling (303) 590-3000, and using the passcode 11102847. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future results of operations, demand for the Company’s products and services, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease pool; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors that are disclosed in the Company’s 2007 Annual Report on Form 10-K and its other Securities and Exchange Commission filings and available from the Company without charge. All information in this release is as of the date of this release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

- Tables to follow -

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	October 31,	January 31,
	2007	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,305	$12,582
Accounts receivable, net	14,186	11,823
Current portion of notes receivable, net	1,547	1,787
Inventories	6,157	7,308
Deferred tax asset	944	483
Prepaid expenses and other current assets	1,482	2,003

Total current assets	40,621	35,986
Seismic equipment lease pool and property and equipment, net	43,450	35,432
Goodwill	4,358	3,358
Intangible assets, net	1,784	2,127
Deferred tax asset	—	5,094
Long-term portion of notes receivable and other assets	21	1,305

Total assets	$90,234	$83,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,462	$16,343
Current maturities — long-term debt	1,500	1,500
Income taxes payable	362	328
Deferred revenue	1,594	948
Accrued expenses and other current liabilities	4,327	3,177

Total current liabilities	16,245	22,296
Non-current deferred tax liability	728	—
Non-current income taxes payable	804	—
Long-term debt	—	1,500

Total liabilities	17,777	23,796
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized; 10,702 and 10,601 shares issued at October 31 and January 31, 2007, respectively	107	106
Additional paid-in capital	70,596	67,385
Treasury stock, at cost; 921 and 919 shares at October 31 and January 31, 2007, respectively	(4,805)	(4,781)
Accumulated deficit	(2,685)	(6,142)
Accumulated other comprehensive income	9,244	2,938

Total shareholders’ equity	72,457	59,506

Total liabilities and shareholders’ equity	$90,234	$83,302

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

			For the Nine Months
	For the Three Months Ended		Ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenues:
Equipment leasing	$8,402	$6,161	$24,732	$18,141
Lease pool equipment sales	1,661	842	3,153	3,991
Seamap equipment sales	5,144	2,601	20,807	8,593
Other equipment sales	1,998	3,137	6,926	7,090

Total revenues	17,205	12,741	55,618	37,815

Cost of sales:
Direct costs — equipment leasing	475	433	1,296	1,809
Direct costs — lease pool depreciation	2,567	1,956	7,413	5,507
Cost of equipment sales	4,887	4,442	20,956	12,160

Total cost of sales	7,929	6,831	29,665	19,476

Gross profit	9,276	5,910	25,953	18,339
Operating expenses:
General and administrative	5,045	3,330	12,685	10,693
Depreciation and amortization	389	337	1,110	944

Total operating expenses	5,434	3,667	13,795	11,637

Operating income	3,842	2,243	12,158	6,702
Other income (expense)
Interest, net	178	284	319	617
Other, net	(6)	12	(3)	47

Total other income	172	296	316	664

Income before income taxes	4,014	2,539	12,474	7,366
(Provision for) benefit from income taxes	(1,583)	1,324	(4,382)	1,189

Net income	$2,431	$3,863	$8,092	$8,555

Net income per common share:
Basic	$0.25	$0.40	$0.84	$0.89
Diluted	$0.24	$0.38	$0.79	$0.84
Shares used in computing net income per common share:
Basic	9,733	9,609	9,682	9,584
Diluted	10,333	10,069	10,257	10,157

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended
	October 31,
	2007	2006
Cash flows from operating activities:
Net income	$8,092	$8,555
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,523	6,451
Stock-based compensation	1,628	1,197
Provision for doubtful accounts	165	—
Provision for inventory obsolescence	316	9
Gross profit from sale of lease pool equipment	(2,193)	(2,115)
Excess tax benefit from exercise of non-qualified stock options	(1,219)	(497)
Deferred tax provision (benefit)	1,981	(2,009)
Changes in:
Accounts receivable	(1,429)	(4,727)
Notes receivable	1,535	(154)
Inventories	1,317	(4,734)
Income taxes payable	1,252	730
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(430)	4,562
Prepaid expenses and other current assets	850	(745)

Net cash provided by operating activities	20,388	6,523

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(19,199)	(10,177)
Sales and maturities of short-term investments	—	2,550
Purchases of property and equipment	(434)	(1,585)
Additional payments related to subsidiary acquisition	(1,000)	(1,000)
Sale of used lease pool equipment	3,153	3,991

Net cash used in investing activities	(17,480)	(6,221)

Cash flows from financing activities:
Proceeds from borrowings	4,500	—
Payments on borrowings	(6,000)	—
Proceeds from issuance of common stock upon exercise of warrants and stock options, net of stock surrendered	341	783
Excess tax benefit from exercise of non-qualified stock options	1,219	497

Net cash provided by financing activities	60	1,280
Effect of changes in foreign exchange rates on cash and cash equivalents	755	165

Net increase in cash and cash equivalents	3,723	1,747
Cash and cash equivalents, beginning of period	12,582	16,438

Cash and cash equivalents, end of period	$16,305	$18,185

Note A

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income to EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
Net income	$2,431	$3,863	$8,092	$8,555
Interest income, net	(178)	(284)	(319)	(617)
Depreciation and amortization	2,956	2,293	8,523	6,451
Provision for (benefit from) income taxes	1,583	(1,324)	4,382	(1,189)

EBITDA (1)	6,792	4,548	20,678	13,200
Stock-based compensation	643	404	1,628	1,197

Adjusted EBITDA (1)	$7,435	$4,952	$22,306	$14,397

(1)	EBITDA is defined as earnings (loss) before (a) interest income, net of interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because they provide management with important information for assessing our performance and as indicators of our ability to make capital expenditures and finance working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

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